Exhibit (12)

Morgan, Lewis & Bockius LLP
One Federal Street Boston, Massachusetts 02110-1726
Tel. +1.617.341.7700
Fax: +1.617.341.7701 www.morganlewis.com

July 24, 2015

Legg Mason Partners Institutional Trust

100 International Drive

Baltimore, Maryland 21202

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.4 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of July 24, 2015, by and between Legg Mason Partners Institutional Trust, a Maryland statutory trust (the “Trust”), on behalf of Western Asset Institutional Tax Free Reserves, a series thereof (the “Acquiring Fund”), and the Trust, on behalf of Western Asset Institutional AMT Free Municipal Money Market Fund, another series thereof (the “Target Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the transfer of all of the Assets of the Target Fund to the Acquiring Fund in exchange solely for (a) the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities of the Target Fund and (b) the delivery by the Trust, on behalf of the Acquiring Fund, to the Target Fund, for distribution, in accordance with paragraph 1.5 of the Agreement, to the Target Fund Shareholders of each class in exchange for their Target Fund Shares of that class and in complete liquidation of the Target Fund, of the number of full and fractional shares of the corresponding class of Acquiring Fund Shares as of the time and date set forth in paragraph 3.1 of the Agreement, determined by dividing the value of the Target Fund’s net assets attributable to such class of Target Fund Shares (computed in the manner and as of the time and date set forth in paragraph 2.1 of the Agreement) by the net asset value of one share of the corresponding class of Acquiring Fund Shares (computed in the manner and as of the time and date set forth in paragraph 2.2 of the Agreement) (such transfer, assumption, delivery, and distribution is referred to herein as the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Information Statement for Western Asset Institutional AMT Free Municipal Money Market Fund and Prospectus for Western Asset Institutional Tax Free Reserves, dated June 15, 2015, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic

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Legg Mason Partners Institutional Trust

July 24, 2015

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copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Trust, on behalf of the Acquiring Fund and the Target Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities.

3.	The tax basis in the hands of the Acquiring Fund of the Assets transferred to the Acquiring Fund in the Transaction will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer.

4.	The holding periods in the hands of the Acquiring Fund of the Assets transferred to the Acquiring Fund in the Transaction, other than any Asset with respect to which gain or loss is required to be recognized in the Transaction, will include the periods during which the respective Assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

Legg Mason Partners Institutional Trust

July 24, 2015

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5.	No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Target Fund’s taxable year or (ii) upon the transfer of an Asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

6.	No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

7.	The aggregate tax basis of the Acquiring Fund Shares that each Target Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of its Target Fund Shares exchanged therefor.

8.	Each Target Fund Shareholder’s holding period for its Acquiring Fund Shares received in the Transaction will include the period for which the Target Fund Shareholder held the Target Fund Shares exchanged therefor, provided that it held the Target Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius, LLP

MORGAN, LEWIS & BOCKIUS LLP